EXHIBIT 4.1

AMENDMENT TO THE WARRANT TO PURCHASE UP TO

2,000,000 SHARES OF THE COMMON STOCK OF

WYTEC INTERNATIONAL, INC.

EXTENSION OF EXPIRATION DATE.

AMENDMENT TO WARRANT

This Amendment to Warrant (the “Amendment”) is made as of this 30th day of December 2020 by and between Wytec International, Inc., a Nevada corporation (“Company”), and William H. Gray, an individual (“Gray”), with respect to the following facts:

RECITALS

A.	That certain warrant to purchase 2,000,000 shares of the Company’s common stock, dated September 21, 2018 (the “Warrant”), is due to expire on December 31, 2020.
B.	The parties desire to amend the Warrant Agreement (the “Agreement”) and the Warrant in order to extend the expiration date of the Warrant to December 31, 2022.
C.	The terms used in this Amendment will have the meanings ascribed to them in the Agreement unless otherwise defined herein.

NOW, THEREFORE, for one dollar and other good and valuable consideration, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Amendment.

The Warrant will expire at 5:00 P.M., CT on December 31, 2022.

2.	Effect of Amendment.

The Agreement will remain in full force and effect except as specifically modified by this Amendment. In the event of any conflict between the Amendment and the Agreement, the terms of this Amendment will govern.

3.	Counterparts.

This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original and such counterparts will constitute but one and the same instrument.

IN WITNESS WHEREOF, this First Amendment is executed as of the date first above written.

COMPANY: WYTEC INTERNATIONAL, INC.

By: _______________________________________

Donna Ward, Chief Financial Officer

GRAY: WILLIAM H. GRAY, an individual

__________________________________________

William H. Gray